Exhibit 3.27

CERTIFICATE OF FORMATION

OF

AMSEC LLC

This Certificate of Formation of AMSEC LLC (the “Company”), dated April 14th, 1999, is being duly executed and filed by Craig M. Nemiroff, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).

FIRST. The name of the limited liability company formed hereby is AMSEC LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Craig M. Nemiroff
	Name:	Craig M. Nemiroff
	Title:	Authorized Person